EXHIBIT 3.1
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FirstMerit Corporation
As of April 21, 2010
     FIRST: The name of the Corporation shall be FirstMerit Corporation.
     SECOND: The place in Ohio where its principal office is to be located is in the City of Akron in Summit County, but the Corporation may establish and maintain its principal office, or other offices, at other places in the United States of America, as its Board of Directors may, from time to time, determine.
     THIRD: The purposes for which the Corporation is formed are as follows:
     (a) To engage in business as a “bank holding company” in accordance with the provisions of The Bank Holding Company Act of 1956 (Pub. Law 511, 84th Cong. 2d Sess., approved May 9, 1956), as amended (hereinafter referred to as the “Act”), and in furtherance thereof to purchase or otherwise acquire, own, hold for investment and otherwise deal with or dispose of real and personal property of every kind, type and description, wherever situated, and securities, including but not limited to its own securities and the securities of “banks,” “companies” and other “bank holding companies,” as those terms are defined in the Act, to render services and otherwise engage in any and all activities pertinent and appropriate to the operation of a bank holding company; provided, however, that the Corporation shall not own or hold properties or securities, render any services or engage in any activities which are prohibited by the Act, or the regulations promulgated by the Board of Governors of the Federal Reserve System thereunder, as amended from time to time.
     For the purpose of this paragraph, “securities” shall mean any and all stocks, bonds, debentures, notes, acceptances, evidences of indebtedness or other obligations, certificates of interest or participation in any property or ventures, scrip, interim receipts, voting trust certificates, any interests or instruments commonly known as securities, and any and all certificates of interest or participation in, or of deposit of, any of the foregoing, or receipts for, guaranties of, or warrants or rights to subscribe for or purchase the same.
     (b) In general, to engage in any other lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code to the extent that such act or activity is not prohibited by the Act, or the regulations promulgated thereunder, as amended from time to time.

     FOURTH:
     Part A. Classes of Stock
     The maximum number of shares which the Corporation is authorized to issue and to have outstanding at any time shall be Three Hundred and Seven Million, which shall be classified as follows:
     (a) Three Hundred Million (300,000,000) of said shares shall be Common Stock, without par value; and
     (b) Seven Million (7,000,000) of said shares shall be Series Preferred Stock without par value (no par value Preferred Stock).
Part B. Express Terms of No Par Value Preferred Stock
     The express terms and provisions of the no par value Preferred Stock shall be as follows:
     Section 1. Designation. All shares of no par value Preferred Stock shall be of equal rank and shall be identical except in respect to the particulars as may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical in all respects with all other shares of such series, except as to the date from which dividends are cumulative.
     The Board of Directors is hereby authorized in respect of any unissued shares of no par value Preferred Stock to fix or change:
     (a) The division of such shares into series, the designation of each series (which may be by distinguishing number, letter or title) and the authorized number of shares in each series, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares thereof outstanding) by like action of the Board of Directors;
     (b) The annual dividend rates of each series;
     (c) The dates at which dividends, if declared, shall be payable;
     (d) The redemption rights and price or prices, if any, for shares of the series;
     (e) The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
     (f) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;
     (g) Whether the shares of the series shall be convertible into Common Stock and, if so, the conversion price or prices and the adjustments thereof, if any, and all other terms and conditions upon which such conversion may be made; and
     (h) Restrictions on the issuance of shares of the same series or of any other class or series.
     (i) The voting rights attributable to each issued series of Preferred Stock, if any, subject to the limitations set forth in Section 5.
     (j) The right to elect up to two (2) additional directors, and the terms and conditions upon which such rights vest.
     Section 2. Dividends and Distributions. The holders of the no par value Preferred Stock of each series shall be entitled to receive out of any funds legally available for no par value Preferred Stock as and when declared by the Board of Directors, dividends in cash at the rate for such series fixed by the Board of Directors in the manner set forth in Section 1 hereof and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date of issuance thereof. No dividends may be paid or declared or set apart for any of the no par value Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all no par value Preferred Stock, of all series then issued and outstanding and entitled to receive such dividend.
     Section 3. Certain Restrictions. In no event, so long as any no par value Preferred Stock shall be outstanding, shall any dividends, except a dividend payable in Common Stock, be paid or declared or any distribution be made, except as aforesaid, on the Common Stock, nor shall any Common Stock be purchased, retired or otherwise acquired by the corporation:
     (a) Unless all accrued and unpaid dividends on no par value Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid, or a sum sufficient for payment thereof set apart; and
     (b) Unless there shall be no arrearages with respect to the redemption of no par value Preferred Stock of any series from any Sinking Fund provided for shares of such series by the Board of Directors in the manner set forth in Section 1 hereof.
Section 4. Liquidation, Dissolution or Winding Up.
     (a) Subject to the provisions hereof, the holders of the no par value Preferred Stock of any series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, be entitled to receive in full out of the assets of the corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock the amounts fixed with respect to shares of such series in accordance with the decision of the Board of Directors in the manner set forth in Section 1 hereof plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amounts due pursuant to such liquidation, dissolution or winding up of the affairs of the corporation.
     (b) The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property of the corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 4.
     Section 5. Voting Rights. No series of no par Preferred Stock may be issued with voting rights in excess of one (1) vote per share. The aggregate of all additional directors that may be elected by all series of no par Preferred Stock may not exceed two (2).
     FIFTH: The authority of this Corporation, its shareholders and directors, is subject to the following:
     (a) No holder of shares of this Corporation, regardless of class, shall be entitled as a matter of right to exercise any preemptive rights, to subscribe for or to purchase shares of any class, now or hereafter authorized, or to purchase or subscribe for securities which are convertible into or exchangeable for shares of the Corporation, regardless of class, or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares of the Corporation, regardless of class, except such rights to subscribe for or purchase, at such prices and according to such terms and conditions as the Board of Directors may, from time to time, approve and authorize in its sole discretion.
     (b) The Corporation may purchase its shares, regardless of class, from time to time, and upon such terms and conditions as the Board of Directors shall determine; provided, however, that the Corporation shall not purchase any of its shares if, after such purchase, its assets would be less than its liabilities plus stated capital and unless the Corporation first complies with Section 225.6 of Regulation Y, 12 C.F.R. 225.6, as promulgated and amended, from time to time, by the Board of Governors of the Federal Reserve System, to the extent that such regulation may be applicable to the purchase.
     (c) No shareholder shall have the right to vote cumulatively in the election of directors.
     SIXTH: The Corporation may indemnify any director or officer, any former director or officer of the Corporation and any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law, as the same may be in effect from time to time. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such law, (ii) purchase and maintain insurance or provide similar protection on behalf of directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.
     SEVENTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds or any other proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares thereof, for such purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes shall be required.
     EIGHTH: These Articles of Incorporation of the Corporation may be amended or new Articles of Incorporation may be adopted by the shareholders at a meeting held for such purpose by an affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.